Exhibit 99.1

Saba Announces Record Third Quarter Fiscal Year 2011 Results

•	Record total bookings of $37.1 million, up 15% year-over-year

•	351% increase in annual contract value of new SaaS bookings year-over-year

•	Subscription revenue up 17% year-over-year

•	Added 113 new enterprise customers year-to-date; 41 in the third quarter

•	Cash flow from operations grew 52% year-over-year

Redwood Shores, Calif., March 24, 2011 – Saba (NASDAQ: SABA), the premier provider of people systems, today reported financial results for its third fiscal quarter ended February 28, 2011.

“Saba delivered record total revenues, subscription revenue, bookings and deferred revenue in the quarter,” said Bobby Yazdani, Chairman and CEO of Saba. “Exemplified by new enterprise wins at organizations such as Eli Lilly and John Deere, this quarter we once again experienced accelerating adoption of the Saba People Cloud. With our unified and complete set of cloud applications, Saba is well positioned for long-term growth.”

In the quarter, Saba achieved record total bookings of $37.1 million. The growth in total bookings was fueled by a four-fold increase year-over-year in the number of new SaaS transactions over $50,000. Our top 4 transactions in the quarter, and 9 of our 12 largest deals in the quarter, were for Saba People Cloud offerings. The growth in the Saba People Cloud business is driving increased recurring revenue, with year-over-year subscription revenue growth rates increasing from 7% in the first quarter to 10% in the second quarter and now 17% this quarter.

Results for the Third Quarter of Fiscal Year 2011

Revenues: Total revenues increased 14% to a record $30.3 million in the third quarter ended February 28, 2011 from $26.7 million in the same period last year. Subscription revenue increased 17% to a record $16.7 million in the third quarter of fiscal year 2011 over the same period last year.

Total revenues, deferred revenue, and earnings per share were impacted by the accounting changes described below.

Deferred Revenue: Deferred revenue increased 18% to a record $42.4 million at the end of the third fiscal quarter of 2011, from $36.0 million at the end of the same period last year. Deferred revenue reflects the accounting changes described below.

Earnings per Share: GAAP earnings per share was breakeven in the third quarter of fiscal year 2011 compared to fully diluted earnings per share of $0.01 in the same period last year. Non-GAAP fully diluted earnings per share was $0.05 in the third quarter of fiscal year 2011 compared to non-GAAP fully diluted earnings per share of $0.07 in the third quarter of last year. These results reflect the acceleration toward Saba People Cloud offerings over traditional license transactions and our continued investment in sales and marketing in support of our strong bookings growth.

Our non-GAAP results are calculated by adjusting GAAP results for the impact of certain items including (i) non-cash amortization of intangibles, (ii) non-cash charges related to share-based compensation expenses and (iii) non-operating reorganization costs. A reconciliation of GAAP to non-GAAP results is included in the financial statements accompanying this press release.

Share Repurchase: The Company repurchased 201,417 shares of common stock during the quarter for $1.3 million, bringing the total number of shares repurchased under its share repurchase program to 533,643 shares for an aggregate purchase price of approximately $3.1 million. The Company now has approximately $6.9 million remaining under the repurchase program.

Customers: We added 41 new enterprise customers in the quarter including: Eli Lilly, John Deere, Bloomberg, Boston Consulting Group, Infocomm International, Illumina, Mead Johnson, Pioneer Natural Resources, and Tele Tech.

In addition, we expanded our footprint with a number of our existing customers in the quarter including: Sanofi Aventis, Stanford University, Western Australia Department of Education, Saudi Aramco, Novartis, Allina Hospital, Guitar Center, Halliburton, and Chrysler.

Partners: We added 12 partners in the third quarter including Wipro, Pinneast, Dingxum in China and Kbizz in Brazil to join our existing partners IBM, HP, ACS, Comenius, and HCL among others. These partners helped us win a number of deals this quarter, including deals at Eli Lilly, Italian Ministry of Finance, Tim Cellular, and Falabella.

Business Outlook

The following statements are based on current expectations as of the date of this release. These statements are forward-looking, and actual results may differ materially. Saba does not undertake any obligations to update these forward-looking statements.

For fiscal year 2011, ending May 31, 2011, we are forecasting bookings to grow in the range of 14% to 16% over fiscal year 2010.

Total revenues are forecasted to be in the range of approximately $117 million to $119 million. We expect our license contribution to account for approximately 16% of total revenues in fiscal year 2011. Due to the anticipated higher revenue contribution from our Saba People Cloud business, we expect GAAP net loss to range from $0.10 to $0.14 per share and non-GAAP fully diluted earnings to be in the range of $0.08 to $0.12 per share.

Fiscal year 2011 non-GAAP outlook excludes non-cash amortization of intangibles and charges related to stock-based compensation expenses.

Accounting Changes

Beginning with the third quarter of fiscal year 2011, Saba adopted Financial Accounting Standards Board standard for multiple-element revenue arrangements, ASU 2009-13 for applicable arrangements entered into or materially modified after June 1, 2010 (the beginning of the Company’s fiscal year). ASU 2009-13 allows for separate revenue recognition for professional services, with stand-alone value, performed for cloud customers. Professional services revenue for cloud contracts are now recognized as delivered rather than being recognized over the life of the cloud contract, as in periods prior to June 1, 2010.

Saba also changed its accounting policy for sales commissions related to cloud transactions from expensing as incurred to capitalizing commissions and expensing them ratably over the life of the contract. This change in commission accounting more closely aligns the expense recognition for cloud transactions with the time period in which revenue is recognized and conforms to prevailing industry practice.

Please refer to the attached tables for the impact of these changes on current and prior period results. You can also visit our website at http://investor.saba.com to view the updated balance sheet and income statement for Fiscal Year 2010 and the first three quarters of Fiscal Year 2011.

Call

Saba will host a teleconference call and live webcast on Thursday, March 24, 2011 commencing at 2:00 p.m. Pacific Time to discuss its financial results. To join the call, please dial +1.800.230.1092 or +1.612.234.9959. The access code for the conference call is 195348. To listen to the live webcast, please go to the Investor Relations page of the Saba web site at http://investor.saba.com and click on the Live Webcast icon.

A replay of the conference call will be available shortly after its conclusion. The replay dial-in number is +1.800.475.6701 or +1.320.365.3844. The access code for the conference call replay is 195348. The replay can also be accessed from the Investor Relations page of the Saba web site at http://investor.saba.com.

Safe Harbor

This press release contains forward-looking statements within the meaning of the federal securities laws, including, without limitation: statements regarding Saba’s business outlook, including expected total revenues, anticipated GAAP and non-GAAP results of operations, Saba’s expectation that adoption of the Saba People Cloud offerings will continue to accelerate and Saba’s belief that it is well positioned for long-term growth. Saba’s actual results could differ materially from those expressed in any forward-looking statements. Risks and uncertainties Saba faces that could cause results to differ materially include risks associated with: dependence on growth of the markets for Saba’s products, fluctuations in Saba’s quarterly results, variability in the mix of Saba’s license, subscription and professional services revenues and bookings, dependence on acceptance of Saba’s products by customers and channel partners, the success of Saba’s alliances and partnerships, fluctuation in customer spending, any changes in the length of Saba’s sales cycle, new product offerings or pricing changes introduced by our competitors, technological changes that could make our products less attractive to customers or require new product development investments, dependence on new product introductions and enhancements in order to meet the changing needs of our customers and markets, and potential software defects. Readers should also refer to the section entitled “Risk Factors” in the Form 10-K for the fiscal year ended May 31, 2010, and similar disclosures in subsequent reports filed with the SEC. The forward-looking statements and risks stated in this press release are based on information available to Saba today. Saba assumes no obligation to update them.

Non-GAAP Financial Information

Saba has provided its non-GAAP net income and net income per share data in this press release as additional information for investors. This measure is not in accordance with, or an alternative to, generally accepted accounting principles (“GAAP”), and is intended to supplement GAAP financial information, and may be different from non-GAAP measures used by other companies.

Other non-GAAP measures provided by the Company in this press release include bookings, defined as total revenues plus the change in total deferred revenue, and annual contract value, defined as the amount of a transaction generally recognized within a twelve month period.

Saba believes that the presentation of non-GAAP financial measures provides useful information to investors regarding its results of operations. Saba believes it also provides an alternative method of assessing Saba’s operating results that Saba believes is focused on its core on-going operations and may allow investors to perform additional meaningful period-to-period comparisons of its operating results. In addition, Saba’s management team uses these measures for reviewing its financial results, and for budget and planning purposes.

About Saba

Saba (NASDAQ:SABA) provides a new class of people systems that combine people learning, people performance and people collaboration solutions. Today’s people-driven enterprises are using Saba ‘s solutions to mobilize and engage people around new strategies and initiatives, align and connect people to accelerate the flow of business, and cultivate, capture and share individual and collective knowhow to effectively compete and succeed.

Saba’s premier customer base includes major global organizations and industry leaders in financial services, life sciences and healthcare, high tech, automotive and manufacturing, retail, energy and utilities, packaged goods, and public sector organizations. Saba’s solutions are available in the cloud (both the public and private) and are underpinned by global services capabilities and partnerships encompassing strategic consulting, comprehensive implementation services, and ongoing worldwide support.

Headquartered in Redwood Shores, California, Saba has offices on five continents. For more information, please visit www.saba.com or call +1-877-SABA-101 or +1-650-779-2791. SABA, the Saba logo, Saba Centra, and the marks relating to Saba products and services referenced herein are either trademarks or registered trademarks of Saba Software, Inc. or its affiliates. All other trademarks are the property of their respective owners.

Saba Software, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share data)

(unaudited)

	Three months ended February 28,		Nine months ended February 28,
	2011	2010	2011	2010
		As Adjusted (a)		As Adjusted (a)
Revenues:
Subscription	$16,739	$14,333	$47,237	$42,445
License	4,994	5,515	14,258	17,579
Professional services	8,612	6,812	25,235	19,929

Total revenues	30,345	26,660	86,730	79,953

Cost of revenues:
Cost of subscription	4,074	4,103	11,885	12,266
Cost of license	292	163	725	597
Cost of professional services	6,427	5,070	18,115	14,420
Amortization of acquired developed technology	196	295	785	884

Total cost of revenues	10,989	9,631	31,510	28,167

Gross profit	19,356	17,029	55,220	51,786

Operating expenses:
Research and development	4,530	4,609	13,388	13,555
Sales and marketing	10,033	7,734	30,932	23,172
General and administrative	3,862	3,530	10,693	10,985
Restructuring	—	—	—	(38)
Amortization of purchased intangible assets	621	634	1,891	1,903

Total operating expenses	19,046	16,507	56,904	49,577

Income (loss) from operations	310	522	(1,684)	2,209
Interest and other income (expense), net	(196)	(48)	(256)	(15)
Interest expense	3	(1)	—	(6)

Income (loss) before provision for income taxes	117	473	(1,940)	2,188
(Provision for) benefit from income taxes	(126)	(44)	(563)	(197)

Net income (loss)	$(9)	$429	$(2,503)	$1,991

Basic net income (loss) per share	$—	$0.02	$(0.09)	$0.07

Diluted net income (loss) per share	$—	$0.01	$(0.09)	$0.07

Shares used in computing net income (loss) per share:
Basic	28,260	27,922	28,202	28,336

Diluted	28,260	29,043	28,202	29,308

(a)	Certain prior period amounts have been adjusted for the retrospective change in accounting principle for commission accounting. See the following section “Impact for Commissions and Revenue Adjustments on Condensed Consolidated Financial Statements” for the effects of the adjustments.

Saba Software, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	February 28, 2011	May 31, 2010

	(unaudited)	As Adjusted (a)
ASSETS
Current assets:
Cash and cash equivalents	$32,049	$32,002
Restricted cash	11	20
Accounts receivable, net	27,922	23,352
Prepaid expenses and other current assets	3,305	2,113

Total current assets	63,287	57,487

Property and equipment, net	2,658	3,178
Goodwill	36,095	36,095
Purchased intangible assets, net	2,353	5,027
Restricted cash	421	260
Other assets	2,285	1,921

Total assets	$107,099	$103,968

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,776	$3,218
Accrued compensation and related expenses	7,067	8,069
Accrued expenses	2,821	2,746
Deferred revenue	39,247	34,435
Lease obligations	1,219	450

Total current liabilities	54,130	48,918

Deferred revenue	3,165	2,559
Other long-term liabilities	1,202	1,156
Accrued rent	350	1,785

Total liabilities	58,847	54,418

Stockholders’ equity:
Common stock	29	29
Additional paid-in capital	259,766	255,938
Treasury stock	(3,361)	(328)
Accumulated deficit	(208,315)	(205,812)
Accumulated other comprehensive loss	133	(277)

Total stockholders’ equity	48,252	49,550

Total liabilities and stockholders’ equity	$107,099	$103,968

(a)	Certain prior period amounts have been adjusted for the retrospective change in accounting principle for commission accounting. See the following section “Impact for Commissions and Revenue Adjustments on Condensed Consolidated Financial Statements” for the effects of the adjustments.

Saba Software, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Nine months ended February 28,
	2011	2010
Operating activities:
Net income (loss)	$(2,503)	$1,991
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	1,663	1,821
Amortization of purchased intangible assets	2,675	2,787
Share-based compensation	2,211	1,267
Changes in operating assets and liabilities:
Accounts receivable	(4,028)	(5,058)
Prepaid expense and other current assets	(1,119)	73
Other assets	(318)	62
Accounts payable	504	409
Accrued compensation and related expenses	(1,317)	613
Accrued expenses	167	(4)
Deferred revenue	4,637	1,031
Restricted cash	(144)	(20)
Accrued rent	(855)	(437)

Net cash provided by operating activities	1,573	4,535

Investing activities:
Purchases of property and equipment	(1,087)	(653)

Net cash used in investing activities	(1,087)	(653)

Financing activities:
Proceeds from issuance of common stock under stock plans	1,934	108
Repurchase of common stock	(3,034)	(4,847)
Repurchase of stock to satisfy employee tax withholding obligations	(316)	—
Repayments of borrowings under credit facility	—	(232)
Repayments of note payable	—	(22)

Net cash used in financing activities	(1,416)	(4,993)

Effect of exchange rate changes on cash and cash equivalents	977	(70)

(Decrease) increase in cash and equivalents	47	(1,181)
Cash and cash equivalents, beginning of period	32,002	25,978

Cash and cash equivalents, end of period	$32,049	$24,797

Reconciliation of Non-GAAP Financial Measures

(in thousands, except share and per share data)

(unaudited)

The following table reflects Saba’s non-GAAP results reconciled to GAAP results as included in this release.

	Three months ended February 28,		Nine months ended February 28,
	2011	2010	2011	2010
		As Adjusted (a)		As Adjusted (a)
GAAP net income (loss)	$(9)	$429	$(2,503)	$1,991
Plus:
Share-based compensation expense*	818	531	2,211	1,267
Amortization of acquired developed technology and purchased intangible assets	817	929	2,675	2,787
Non-operating costs	—	242	—	242
Restructuring	—	—	—	(38)

Non-GAAP net income	$1,626	$2,131	$2,383	$6,249

Net income (loss) per share:

GAAP net income (loss) per share	$(0.00)	$0.01	$(0.08)	$0.07
Plus:
Share-based compensation expense	0.03	0.02	0.07	0.04
Amortization of acquired developed technology and purchased intangible assets	0.02	0.03	0.09	0.10
Non-operating costs	0.00	0.01	0.00	0.01
Restructuring	0.00	0.00	0.00	(0.00)

Non-GAAP net income per share	$0.05	$0.07	$0.08	$0.21

Shares used in computing net income (loss) per share:
Basic	28,260	27,922	28,202	28,336

Diluted	30,094	29,043	29,638	29,308

*Share-based compensation expense includes:
Cost of revenues
Cost of subscription	$62	$51	$154	$117
Cost of professional services	63	47	163	97

Total Cost of revenues	125	98	317	214

Research and development	138	121	342	274
Sales and marketing	227	98	673	308
General and administrative	328	214	879	471

(a)	GAAP net income (loss) prior period amounts have been adjusted for the retrospective change in accounting principle for commission accounting. See the following section “Impact for Commissions and Revenue Adjustments on Condensed Consolidated Financial Statements” for the effects of the adjustments.

Non-GAAP Financial Information:

To supplement the company’s condensed consolidated financial statements presented on a GAAP basis, Saba uses non-GAAP financial measures. These measures reflect changes made to exclude or adjust certain charges and expenses for which the company believes that the disclosure of such non-GAAP financial measures is appropriate to enhance an overall understanding of its historical financial performance. The company believes that the inclusion of these non-GAAP financial measures provides consistency and comparability with its historical financial results. In addition, the presentation allows investors to see how management views the operating performance of the company. This non-GAAP information is subject to material limitations and is not intended to be used in isolation or as a substitute for results prepared in accordance with U.S. generally accepted accounting principles.

Additional information concerning the adjustments and exclusions reflected in our non-GAAP financial measures is set forth below.

Share-based Compensation Expense

The company’s non-GAAP financial measures exclude share-based compensation expenses, which consist of expenses for grants of stock options, awards of restricted stock units and purchases of common stock under its Employee Stock Purchase Plan, which Saba began recording under ASC 718-10 (formerly SFAS 123(R)) in the first quarter of fiscal 2007. The Company excludes share-based compensation expenses from our non-GAAP financial measures because the company believes that the information is not a meaningful indicator of the company’s operating performance. Weighted average dilutive shares is computed using the method required by ASC 718-10 (formerly SFAS 123(R)) for both GAAP and non-GAAP diluted net income per share.

Amortization of Acquired Developed Technology and Purchased Intangible Assets

As a result of various acquisitions of companies and technologies, the company has incurred charges for amortization of acquired developed technology and purchased intangible assets. Management excludes these items from our non-GAAP financial measures when evaluating its operating performance because it believes that it provides for better comparability between periods and provides results that are more reflective of the operating performance of the business. Additionally, management believes that excluding these items facilitates comparisons to the results of other companies in our industry, which have their own unique acquisition histories.

Non-Operating Costs

During the third quarter of fiscal year 2010, the company incurred non-operating severance costs related primarily to reorganization in our Marketing and R&D functions. During the first quarter of fiscal year 2009, the company incurred non-operating costs primarily related to legal and accounting fees associated with the evaluation of strategic transactions. These costs relate to events which, in the company’s view, are not incurred in the ordinary course of operations. These costs include the legal and accounting fees as well as other costs incurred in connection with the evaluation of strategic transactions. The company’s management excludes these costs when evaluating its ongoing performance and/or predicting its earning trends, and therefore excludes these costs when presenting non-GAAP financial measures.

Restructuring

During the third quarter of fiscal year 2009, the company implemented a restructuring program to reduce headcount by approximately 5%. During the first quarter of fiscal year 2010, the company adjusted its estimates related to severance costs. The adjustment is classified as restructuring expense in the statement of operations. Management excludes these items from our non-GAAP financial measures when evaluating its operating performance because it believes that it provides for better comparability between periods and provides results that are more reflective of the operating performance of the business.

Impact of Commission and Revenue Adjustments on Condensed Consolidated Financial Statements

	2011
Consolidated Income Statements	Three Months Ended				Nine Months Ended
(in thousands)	February 28, 2011				February 28, 2011
	Computed under	Impact of	Impact of		Computed under	Impact of	Impact of
	Prior	Commission	Revenue	As	Prior	Commission	Revenue	As
	Method	Adjustments	Adjustments	Reported	Method	Adjustments	Adjustments	Reported
Revenues from subscription	$16,712	$—	$27	$16,739	$47,173	$—	$64	$47,237
Revenues from license	$4,991	$—	$3	$4,994	$14,173	$—	$85	$14,258
Revenues from professional services	$7,539	$—	$1,073	$8,612	$23,273	$—	$1,962	$25,235
Cost of professional services	$6,007	$—	$420	$6,427	$16,965	$—	$1,150	$18,115
Sales and marketing	$10,351	$(318)	$—	$10,033	$31,421	$(489)	$—	$30,932
Income (loss) from operations	$(691)	$318	$683	$310	$(3,134)	$489	$961	$(1,684)
Net income (loss)	$(1,010)	$318	$683	$(9)	$(3,953)	$489	$961	$(2,503)

Basic net income (loss) per share	$(0.04)	$0.01	$0.03	$(0.00)	$(0.14)	$0.02	$0.03	$(0.09)

Diluted net income (loss) per share	$(0.04)	$0.01	$0.03	$(0.00)	$(0.14)	$0.02	$0.03	$(0.09)

Shares used in computing basic net income (loss) per share	28,260	28,260	28,260	28,260	28,202	28,202	28,202	28,202

Shares used in computing diluted net income (loss) per share	28,260	28,260	28,260	28,260	28,202	28,202	28,202	28,202

	2010
Consolidated Income Statements	Three Months Ended			Nine Months Ended
(in thousands)	February 28, 2010			February 28, 2010
		Impact			Impact
	As	of		As	of
	Previously	Commission	As	Previously	Commission	As
	Reported	Adjustments	Adjusted	Reported	Adjustments	Adjusted
Sales and marketing	$7,733	$1	$7,734	$23,047	$125	$23,172
Income (loss) from operations	$523	$(1)	$522	$2,334	$(125)	$2,209
Net income (loss)	$430	$(1)	$429	$2,116	$(125)	$1,991

Basic net income (loss) per share	$0.02	$(0.00)	$0.02	$0.07	$(0.00)	$0.07

Diluted net income (loss) per share	$0.01	$(0.00)	$0.01	$0.07	$(0.00)	$0.07

Shares used in computing basic net income (loss) per share	27,922	27,922	27,922	28,336	28,336	28,336

Shares used in computing diluted net income (loss) per share	29,043	29,043	29,043	29,308	29,308	29,308

Consolidated Balance Sheets	February 28, 2011				May 31, 2010
(in thousands)	Computed
	under	Impact of	Impact of		As	Impact of
	Prior	Commission	Revenue	As	Previously	Commission	As
	Method	Adjustments	Adjustments	Reported	Reported	Adjustments	Adjusted
Prepaid expenses and other current assets	$2,827	$455	$23	$3,305	$1,788	$325	$2,113
Other assets	$2,368	$558	$(641)	$2,285	$1,722	$199	$1,921
Total assets	$106,704	$1,013	$(618)	$107,099	$103,444	$524	$103,968
Deferred revenue, current portion	$40,307	$—	$(1,060)	$39,247	$34,435	$—	$34,435
Deferred revenue, less current portion	$3,684	$—	$(519)	$3,165	$2,559	$—	$2,559
Accumulated deficit	$(210,290)	$1,013	$962	$(208,315)	$(206,336)	$524	$(205,812)